Exhibit 99.1

EON Resources Inc.

EON Energy, LLC Has Agreed to

Acquire South Justis Field in the Permian Basin in Lea County, New Mexico

with 207 Million Barrels of Original Oil in Place on 5,360 Acres

HOUSTON, TX / ACCESS Newswire / June 20, 2025 / EON Resources Inc. (NYSE American: EONR) (“EON” or the “Company”) is an independent upstream energy company with oil and gas properties in the Permian Basin.  The Company announced today that EON Energy, LLC, a Delaware limited liability company (“EON Energy, LLC”), a wholly owned subsidiary of the Company, has entered into a Purchase and Sale Agreement (“Agreement”) with WPP NM, L.L.C. and Northwest Central, L.L.C. (collectively the “Seller”) to acquire all of their respective interests in the South Justis Field located in the Permian Basin in Lea County, New Mexico.

The Company will exchange 1.0 million Class A common shares of the Company without any cash consideration or debt for EON Energy to acquire a 94% working interest in the South Justis Field. With the estimated $1.2 million in net annual cash flow, the transaction is expected to be accretive.  The effective date of the acquisition is June 1, 2025.The transaction is expected to close June 20, 2025.

South Justis Field (“SJF” or “South Justis Field”) Profile:

●	South Justis is currently producing 108 barrels of oil per day (“BOPD”) from 19 actively producing wells which adds $1.2 million in net cash flow annually with minimal impact to the G&A costs of the Company. We estimate that the production and related cash flow has the potential to double and triple within a year based upon the rate remaining idle wells in the South Justis Field can be returned to active production.

●	The South Justis Field is located in Lea County, New Mexico in the Central Basin of the Permian Basin, the most prolific oil-producing region in the United States. The South Justis Field is located a short distance from our Grayburg-Jackson Field in Eddy County, New Mexico allowing for efficiencies of scale.

●	Original Oil in Place (“OOIP”) was 210 million barrels of oil with 30 million barrels produced to date. EON Energy believes 15 million barrels of recoverable reserves can be developed with existing well recompletions and new well drilling.

●	The property EON Energy is acquiring includes 5,360 leasehold acres with a total of 208 wells comprised of half being oil producing and the other half being water injection wells. There are 19 active oil producing wells.

●	Producing zones in the South Justis Field are at a depth of 5,000 feet to 7,000 feet in the Glorietta, Blinebry, Tubb, Drinkard and Fusselman intervals.

●	Approximate working interest acquired is 94% with a net revenue interest of 82%.

South Justis History and Planned Development:

●	The initial production from the SJF in the 1960’s was 6,000 BOPD, indicating good potential for high primary production rates from recompletions into untapped behind pipe pay zones, along with newly drilled wells.

●	The South Justis Field historically has had a low decline rate curve. The South Justis Field produced a very steady 250 BOPD before wells went offline due to mechanical issues.

●	Within the last three months, the Seller repaired and reactivated 6 wells to production adding 50 BOPD with minimal costs. This is EON Energy’s same strategy to increase South Justis oil production.

●	The EON Energy team plans to return 30 wells this year to production with an expected average of 5-10 BOPD per well, yielding field wide production of 250 to 400 BOPD.

●	EON Energy will combine lessons learned by the Seller and from the Company’s well stimulation experience in the Grayburg-Jackson field, to develop the SJF.

●	Seller will operate SJF for the next few months for the benefit of EON Energy, with existing field employees transitioning to EON Energy.

“Step one in development of South Justis Field is to return idle wells to production to double oil production.  Step two is to stimulate existing wellbores using the same techniques the Company successfully employs in our Grayburg Jackson Field,” said Dante Caravaggio, President and CEO of the Company.  “We also plan to seek a drilling partner who will bring the necessary capital and expertise to develop the South Justis Field, with the same approach we are taking with our Grayburg Jackson Oil Field.”

“To help realize the South Justis Field potential, EON Energy has contracted with an affiliate of the Seller to provide an experienced workover crew and workover rig familiar with the SJF - the same team that already more than doubled South Justis oil production,” said Jesse Allen, Vice President of Operations for the Company. “As was done for our Grayburg-Jackson Oil Field, we plan to commission a 3rd party study to optimize our development of the South Justis Field. Our in-house technical team’s work gave us strong encouragement to purchase the field.”

About the Company’s Grayburg-Jackson Oil Field

LH Operating, LLC (“LHO”), a wholly owned subsidiary of the Company, operates its holdings of oil and gas waterflood production comprising 13,700 contiguous leasehold acres, 342 producing wells and 207 injection wells situated on 20 federal and 3 state leases in the Grayburg-Jackson Oil Field in New Mexico.  The Grayburg-Jackson Oil Field is located on the Northwest Shelf of the prolific Permian Basin in Eddy County, New Mexico.

About EON Resources Inc.

EON is an independent upstream energy company focused on maximizing total returns to its shareholders through the development of onshore oil and natural gas properties in the United States. EON’s long-term goal is to maximize total shareholder value from a diversified portfolio of long-life oil and natural gas properties built through acquisition and through selective development, production enhancement, and other exploitation efforts on its oil and natural gas properties.

EON’s Class A Common Stock trades on the NYSE American Stock Exchange (NYSE American: EONR) and the Company’s public warrants trade on the NYSE American Stock Exchange (NYSE American: EONR WS). For more information on EON, please visit the Company’s website: https://eon-r.com/

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from what is expected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks,” “may,” “might,” “plan,” “possible,” “should” and variations and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements relate to future events or future results, based on currently available information and reflect the Company’s management’s current beliefs. A number of factors could cause actual events or results to differ materially from the events and results discussed in the forward-looking statements. Important factors - including the availability of funds, the results of financing efforts and the risks relating to our business - that could cause actual results to differ materially from the Company’s expectations are disclosed in the Company’s documents filed from time to time on EDGAR (see www.edgar-online.com) and with the Securities and Exchange Commission (see www.sec.gov). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations

Michael J. Porter, President

PORTER, LEVAY & ROSE, INC.

mike@plrinvest.com